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                                                                    Exhibit 99.2

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Press Release

Contact:   Mike McShane (713) 462-4239                           [LOGO]
                                                                 BJ SERVICES
Release:   Immediately

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          BJ SERVICES COMPANY SELLS $355,051,240 OF CONVERTIBLE NOTES


Houston, Texas, April 19, 2002 - BJ Services Company (BJS-NYSE, CBOE, PCX) has agreed to sell convertible notes with a face value at maturity of approximately $449,000,000 for gross proceeds of $335,051,240. The Company has also granted an over-allotment option of 15%. Closing is scheduled for April 24, 2002. The notes are unsecured senior obligations that rank equally in right of payment with all of the Company's existing and future senior unsecured indebtedness. BJ Services intends to use the proceeds of the offering to fund its recently announced acquisition of OSCA, Inc. and for general corporate purposes.

The notes cannot be called by the Company for three years after issuance and will mature in 20 years. Holders of the notes can require the Company to repurchase the notes on the third, fifth, tenth and fifteenth anniversaries of the issuance. The Company has the option to pay the redemption or repurchase price in cash or stock.

The issue price of the notes was $790.76 for each $1,000 in face value, which represents a yield to maturity of 1.625%. Of this 1.625% yield to maturity, 50 basis points of the issue price will be paid in cash for the life of the security.

The notes are convertible into BJ Services common stock at a rate of 14.9616 shares for each $1,000 note. This rate results in an initial conversion price of $52.85 per share and represents a premium of 45% over the closing sale price on the New York Stock Exchange of $36.45 per share on April 18, 2002. The Company has the option to settle notes that are surrendered for conversion using cash. Upon conversion of the notes, whether settled in cash or stock, the conversion rate will not be adjusted for the accreted original issue discount. Since the conversion ratio is fixed, the effective conversion price will increase with the accretion of the discount on the notes, resulting in an effective conversion price of $54.67 on the third anniversary of the issuance, or a premium of approximately 50% over the closing price of the Company's stock on April 18, 2002.

Generally, except upon the occurrence of specified events, holders of the notes are not entitled to exercise their conversion rights until the Company's stock price is greater than a specified percentage (beginning at 120% and declining to 110% at the maturity of the notes) of the accreted conversion price per share.
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The convertible notes and the shares of BJ Services common stock into which they are convertible have not yet been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On February 20, 2002, BJ Services signed a definitive merger agreement to acquire OSCA, Inc. for $28.00 per share, which is expected to close during the Company's third fiscal quarter. OSCA (Nasdaq: OSCA), based in Lafayette, Louisiana, is a major provider of oil and gas well completion fluids, completion services and downhole completion tools in the United States and select international markets.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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             (NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)